1995 COAL SALES AGREEMENT


                            BETWEEN


           NEW YORK STATE ELECTRIC & GAS CORPORATION


                 PENNSYLVANIA ELECTRIC COMPANY


                    GPU SERVICE CORPORATION


                              AND


                     HELVETIA COAL COMPANY

                   1995 COAL SALES AGREEMENT

                       TABLE OF CONTENTS




ARTICLE I      PURCHASE AND SALE                           PAGE

1.01      Purchase and Sale of Coal . . . . . . . . . . . . . 1
1.02      Amount of Coal to Be Purchased and Sold . . . . . . 1
1.03      Rates of Delivery and Acceptance of Coal. . . . .1, 2


ARTICLE II     PRICE

2.01      Price . . . . . . . . . . . . . . . . . . . . . . . 3
2.02      Calculation and Adjustment of the
             Base Price . . . . . . . . . . . . . . .3, 4, 5, 6
2.03      Calculation and Adjustment of the Refuse Coal
             Base Price . . . . . . . . . . . . . . . . . .6, 7
2.04      Buyer's Audit Rights. . . . . . . . . . . . . . . . 7


ARTICLE III    SOURCES, SPECIFICATIONS AND SAMPLING

3.01      Sources of Coal . . . . . . . . . . . . . . . . .7, 8
3.02      Coal Specifications . . . . . . . . . . . . . . . . 8
3.03      Sampling and Analysis Procedures. . . . . . .8, 9, 10


ARTICLE IV     BILLING AND PAYMENT

4.01      Billing and Payment Procedures. . . . . . .10, 11, 12


ARTICLE V TERMINATION OF COAL DELIVERY

5.01      Termination of Coal Delivery. . . . . . . . . . . .12
5.02      Economic Hardship . . . . . . . . . . . . . . .12, 13


ARTICLE VI     OPERATING PROCEDURES

6.01      Receiving Site; Title to and Risk of Loss of Coal .13
6.02      Meetings. . . . . . . . . . . . . . . . . . . . . .13
6.03      Scale Testing . . . . . . . . . . . . . . . . .13, 14
6.04      Site Operations . . . . . . . . . . . . . . . . . .14
6.05      Sulfur and Washability Projections. . . . . . .14, 15



ARTICLE VII    FORCE MAJEURE

7.01      Application of Force Majeure. . . . . . . . . . . .15
7.02      Notification of Force Majeure . . . . . . . . .15, 16
7.03      On-going Government Action. . . . . . . . . . . . .16
7.04      Make up of Deficiency Due to Force Majeure. . . . .16

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ARTICLE VIII   COMPLIANCE WITH LAWS, PERMITS

8.01      Seller's Compliance . . . . . . . . . . . . . .16, 17
8.02      Seller to Secure Permits. . . . . . . . . . . . . .17


ARTICLE IX     TRUCKS AND TRUCK WEIGHT LIMITATIONS

9.01      Tarping and Weights . . . . . . . . . . . . . . . .17


ARTICLE X INDEMNIFICATION

10.01     Seller's Indemnification. . . . . . . . . . . .17, 18
10.02     Notice of Claims. . . . . . . . . . . . . . . . . .18
10.03     Limitation on Indemnification . . . . . . . . . . .18
10.04     Survival of Indemnification . . . . . . . . . . . .19


ARTICLE XI     ASSIGNMENT/SUBCONTRACTING

11.01     Seller Not to Assign. . . . . . . . . . . . . . . .19
11.02     Buyer May Assign. . . . . . . . . . . . . . . . . .19


ARTICLE XII    RELEASE OF INFORMATION

12.01     No Dissemination of Information . . . . . . . . . .19
12.02     Required Dissemination. . . . . . . . . . . . . . .20
12.03     Implication of Endorsement Prohibited . . . . . . .20


ARTICLE XIII   FEDERAL ACQUISITION REGULATION CLAUSES

13.01     Application of Certain Regulations. . . . . . . . .20
13.02     Inclusion in Subcontracts . . . . . . . . . . . . .20
13.03     Conflict Between Provisions . . . . . . . . . . . .20


ARTICLE XIV    TERMINATION FOR CONVENIENCE

14.01     Buyer's Right to Terminate. . . . . . . . . . . . .21
14.02     Effective Date. . . . . . . . . . . . . . . . . . .21
14.03     Effect of Termination . . . . . . . . . . . . . . .21
14.04     Seller's Termination Claim. . . . . . . . .21, 22, 23

ARTICLE XV     TERMINATION FOR DEFAULT

15.01     Conditions for Termination for Default. . . . . . .24
15.02     Damages . . . . . . . . . . . . . . . . . . . . . .24
15.03     No Limitation on Buyer's Rights . . . . . . . . . .24
15.04     Consideration of "Cure" Default . . . . . . . .24, 25
15.05     Payments Reduced by Damages . . . . . . . . . . . .25

ARTICLE XVI    INTERPRETATION OF LANGUAGE

16.01     Rules of Interpretation . . . . . . . . . . . . . .25


ARTICLE XVII   WAIVER OF RIGHTS

17.01     Waiver Not Implied for Subsequent Occurrences . . .25


ARTICLE XVIII  CONFLICT OF INTEREST - GRATUITIES

18.01     Parties to Respect Other's Independence . . . . . .25
18.02     No Gratuities Allowed . . . . . . . . . . . . . . .26
18.03     Seller' Covenant. . . . . . . . . . . . . . . . . .26


ARTICLE XIX    CUMULATIVE REMEDIES

19.01     Rights Are Cumulative . . . . . . . . . . . . . . .26


ARTICLE XX     GOVERNING LAW

20.01     Pennsylvania Law Governs. . . . . . . . . . . . . .26


ARTICLE XXI    SEVERABILITY

21.01     Provisions Independent/Exception. . . . . . . .26, 27


ARTICLE XXII   DISPUTES

22.01     Claims in Writing . . . . . . . . . . . . . . . . .27
22.02     Use of ADR. . . . . . . . . . . . . . . . . . . . .27
22.03     Judicial Proceedings. . . . . . . . . . . . . . . .27


ARTICLE XXIII  NON-COMPLIANT COAL

23.01     Seller's Acknowledgment . . . . . . . . . . . .27, 28
23.02     Failure to Comply With Coal Specifications. . . . .28
23.03     Suspension of Deliveries. . . . . . . . . . . . . .28
23.04     No Make-up/Exception. . . . . . . . . . . . . . . .28
23.05     Disclaimer of Seller's Warranties . . . . . . . . .28


ARTICLE XXIV   AMENDMENTS AND NOTICES

24.01     Amendments to be in Writing . . . . . . . . . . . .29
24.02     Authorized Personnel. . . . . . . . . . . . . . . .29
24.03     Notices . . . . . . . . . . . . . . . . . . . .29, 30






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ARTICLE XXV    ABANDONMENT OF STRUCTURES

25.01     Seller's Truck Dump Facility. . . . . . . . . . . .30
25.02     Seller's Insurance. . . . . . . . . . . . . . . . .30
25.03     Buyer's Right to Acquire Structures . . . . . . . .30
25.04     Waiver of Certain Mining Rights . . . . . . . .30, 31
25.05     No Surrender or Rights. . . . . . . . . . . . . . .31
25.06     Survival of Obligations . . . . . . . . . . . . . .31


ARTICLE XXVI   LIMITATION OF LIABILITY

26.01     No Consequential or Special Damages/Exceptions. . .31


ARTICLE XXVII  MECHANIC'S LIENS

27.01     Seller to Obtain Waivers Regarding Buyer's
            Property. . . . . . . . . . . . . . . . . . .31, 32


ARTICLE XXVIII  EFFECTIVE HEADINGS

28.01     Effective of Headings . . . . . . . . . . . . . . .32


SIGNATURES

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33

                   1995 COAL SALES AGREEMENT


     This 1995 COAL SALES AGREEMENT ("Agreement"), dated this 22nd day of November, 1994, among NEW YORK STATE ELECTRIC & GAS CORPORATION, ("NYSEG"), a New York corporation, and PENNSYLVANIA ELECTRIC COMPANY, ("PENELEC"), a Pennsylvania corporation, acting through its agent, GPU SERVICE CORPORATION, a New Jersey corporation (New York State Electric & Gas Corporation and Pennsylvania Electric Company being referred to herein, collectively, as the "Buyer") and HELVETIA COAL COMPANY, a Pennsylvania corporation ("Seller").


                     W I T N E S S E T H :

     WHEREAS, Seller desires to produce, deliver and sell coal to Buyer; and

     WHEREAS, Buyer desires to accept and purchase coal from Seller;

     NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound, the parties hereto agree as follows:


                           ARTICLE I
                       PURCHASE AND SALE

1.01 PURCHASE AND SALE OF COAL. Commencing on January 2, 1995 and continuing until the Delivery Termination Date, as hereinafter defined, Seller shall deliver and sell coal to Buyer, and Buyer shall accept and purchase coal from Seller, in accordance with the terms and conditions hereof.

1.02 AMOUNT OF COAL TO BE PURCHASED AND SOLD. Subject to the provisions of this Agreement regarding adjustments to the amount of coal to be delivered hereunder, Seller shall deliver and sell, and Buyer shall accept and purchase, 16 million tons of coal, less the amount of coal delivered and sold to Buyer after December 16, 1993 under the Coal Sales Agreement among them, dated December 22, 1966, as such Coal Sales Agreement has been amended on and prior to the date hereof and may be amended hereafter (such Coal Sales Agreement as amended and hereafter amended, the "Existing CSA").

1.03 RATES OF DELIVERY AND ACCEPTANCE OF COAL.
     (a) Seller shall deliver and Buyer shall accept not less than 1.8 million tons of coal in each calendar year from and including 1995 through and including 1999.

     (b)  From calendar year 2000 until the Delivery Termination
     Date, Seller shall deliver and Buyer shall accept in each calendar year the lesser of:

          (i)  1.8 million tons of coal; and

          (ii) 65% of the amount of coal that Buyer reasonably estimates will be burned at Units No. 1 and No. 2 of its Homer City Steam Electric Generating Station (the "Station") during such calendar year, if such amount of coal Buyer so estimates will be burned is 2.8 million tons or more, otherwise 60% of such amount of coal Buyer so estimates will be burned.

     (c) The amount of coal to be delivered and accepted in the calendar year in which the Delivery Termination Date occurs shall be reduced proportionately to the number of days in such year after the Delivery Termination Date and the total number of days in such year.

     (d) Buyer shall deliver to Seller its estimate of the amount of coal which will be burned at Units No. 1 and No. 2 of the Station with respect to each calendar year after 1999 until the Delivery Termination Date not later than June 30th of the preceding calendar year. Buyer shall also deliver with such estimate a description in reasonable detail of the facts and circumstances upon which such estimate is based.

     (e) The rate of delivery of coal shall be as mutually agreed upon by Seller and Buyer from time to time, provided however, that each shall use reasonable efforts to cause the delivery of coal to be spread ratably by week over each calendar year or portion thereof until the Delivery Termination Date, taking into consideration the operating capacity of Seller, the receiving capacity of Buyer, the maximum safe size of Buyer's stockpile, vacation periods, holidays and equipment outages. Each party shall promptly notify the other of equipment outages which may or will affect the rate at which coal will be delivered or accepted. Except as provided in paragraph 6.03(b), Seller shall not be required to deliver coal on Saturdays, Sundays or holidays or during mine vacation periods. Prior to May 15 of each year, the parties shall consult regarding the scheduling of miners' vacations and shall take reasonable action to minimize the impact of such vacations on the availability of coal for the Station. Notwithstanding the foregoing, each party shall use its best efforts to accommodate non-recurring and compelling circumstances which may, from time to time, affect the ability of the other party to deliver or accept coal, as the case may be.

                          ARTICLE II
                             PRICE

2.01 PRICE.    Buyer shall pay to Seller either:

          (i) the Refuse Coal Base Price, as defined and calculated as set forth in Section 2.03, below, for coal delivered and accepted in accordance herewith and produced from Seller's coal refuse pile located in Center Township, Indiana County and operated under PaDER Permit #32743710 ("Refuse Coal"), or

          (ii) the Base Price, as defined and calculated as set forth in Section 2.02, below, for coal delivered and accepted in accordance herewith and produced from sources other than Seller's coal refuse pile, adjusted, first, proportionately to the amount by which the monthly average calorific value of coal delivered and accepted exceeds or is less than 11,000 BTU/lb. in accordance with the formula set forth below, and additionally, by reducing such price at the rate of $.01/MMBTU for each 100 BTU/lb. by which the monthly average calorific value of coal delivered and accepted is less than 11,000 BTU/lb.

               The formula referred to above is as follows:



               PA  =         BP      ABtu   -1
                                   ------
                                   11,000

               Where:

               PA  = Price Adjustment
               BP  = Base Price, defined and calculated as set
                    forth below
               ABtu= Actual monthly average calorific value of
                    coal delivered and accepted (Btu/lb.)

2.02 CALCULATION AND ADJUSTMENT OF THE BASE PRICE.
     (a) The base price ("Base Price") shall initially be $26.75 per ton, effective January 2, 1995, and shall be such price successively adjusted thereafter in accordance with section
     2.02(b).

     (b) (i) Quarterly adjustments of the Base Price ("Quarterly Adjustments," and each, a "Quarterly Adjustment") shall be made beginning on April 1, 1995 and on the first day of each calendar quarter thereafter by using the third preceding quarter as the base period ("Base Period") and the second preceding quarter as the reference period ("Reference Period").

     (ii) For purposes of Quarterly Adjustments, the Base Price shall first be reduced by the Government Fees portion thereof and the Compliance Cost portion thereof. The remaining portion of the Base Price (the "Adjustable Portion of the Base Price") shall then be divided into a cost component, consisting of 46% of the Adjustable Portion of the Base Price, a market price component consisting of 46% of the Adjustable Portion of the Base Price and a fixed component consisting of 8% of the Adjustable Portion of the Base Price. The cost component of the Base Price shall then be increased or decreased by the percentage increase or decrease occurring between the respective Base Period and Reference Period in the Cost Index, defined and described below, the market price component of the Base Price shall then be increased or decreased by the percentage increase or decrease occurring between the respective Base Period and Reference Period in the Market Price Index, defined and described below, and the quarterly adjusted Base Price shall be the sum of the cost component thereof, as adjusted, the market price component thereof, as adjusted, the fixed component thereof, the Government Fees portion thereof and the Compliance Cost portion thereof.

     (iii) The cost index ("Cost Index") shall be the weighted average of the four indices listed in Exhibit 1 attached hereto, weighted as set forth therein. The value of each of the four indices for a quarter shall be the average of the reported values of each index for each month in the quarter. US Bureau of Labor Statistics indices used shall be the first final published indices.

     (iv) The market price index ("Market Price Index") for a quarter shall be the weighted average delivered price per MMBTU for coal purchased by major utilities in the Commonwealth of Pennsylvania in all transactions occurring in the quarter and reported on US Federal Energy Regulatory Commission Form 423 or successor reports ("Form 423") excluding (i) transactions to which Seller or its affiliates is a party, (ii) transactions for coal for the Station,
     (iii) transactions involving coal having a sulfur content higher than 2.5 percent or lower than 1.5 percent, and (iv) transactions which occurred between September 1, 1993 and December 31, 1993 (transactions to be included in the Market Price Index are referred to herein as "Eligible Transaction"), PROVIDED, HOWEVER, that in the event the Government Fees portion of the Base Price shall have been increased, effective as of a date or dates prior to some, but not all, of the Eligible Transactions considered when calculating the Market Price Index, (but not when calculating the Market Based Bogey (MBB) as defined hereafter in Paragraph 2.02 b (viii) then a weighted average of the increase in such fees for strip-mined coal and deep-mined coal shall be subtracted from each Eligible Transaction being so considered which occurred after such effective date or dates.

     (v) Notwithstanding the foregoing, no four consecutive Quarterly Adjustments shall aggregate in excess of 5% unless both the cost component and the market price component of the Base Price as adjusted by such four consecutive Quarterly Adjustments would otherwise increase more than 5%, in which event the aggregate of such four consecutive Quarterly Adjustments shall be limited to the lesser of the percentage increase in the cost component or the market price component over such four quarter period.

     (vi) The Government Fees portion of the Base Price shall be $1.24 plus the actual fees per ton of coal imposed on Seller's production or sale of coal which are first levied by federal, state or local governments or government agencies after May 16, 1994. Such actual fees first levied after May 16, 1994 shall be added to the Base Price on and after the date when they are first incurred by Seller until they are no longer incurred by Seller, if ever, PROVIDED, HOWEVER, that such actual fees first levied after May 16, 1994 shall not be added to the Base Price prior to April 1, 1995.

     (vii) The Compliance Cost portion of the Base Price shall consist of the actual cost per ton of coal delivered hereunder, of Seller's compliance in producing such coal, with laws or regulations enacted after December 31, 1994 or changes after December 31, 1994 in the interpretation or enforcement of existing laws or regulations promulgated in writing by a government agency and having general applicability. Compliance Cost shall be added to the Base Price on and after the date when such costs are first incurred by Seller, until they are no longer incurred by Seller, if ever, PROVIDED, HOWEVER, that no such costs shall be added to the Base Price prior to April 1, 1995. Seller shall provide to Buyer such records and other documentation as Buyer may reasonably request to verify the incurrence by Seller of Compliance Costs, the amount thereof and the times when such costs have been and are expected to be incurred.

     (viii) The Base Price, effective as of January 1, 1998, as adjusted in accordance with the foregoing, shall be subject to further adjustment as follows: A Market Based Bogey
     (MBB) shall be calculated by increasing or decreasing the Base Price effective as of January 1, 1995 by the percentage increase or decrease in the weighted average price per MMBTU for coal delivered in Eligible Transactions which occurred in the 12 month period ending June 30, 1994, compared with such transactions which occurred in the twelve month period ending June 30, 1997. In the event the Base Price, effective as of January 1, 1998, as adjusted, is less than 95% of the MBB, it shall be increased the lesser of 5% or the amount required to equal 95% of the MBB. In the event the Base Price, effective January 1, 1998, as adjusted, is greater than 105% of the MBB, it shall be reduced by the lesser of 5% or the amount required to equal 105% of the MBB. After January 1, 1998, the Compliance Cost, effective as of January 1, 1998, shall be included in the Adjustable Portion of the Base Price and accordingly, the Compliance Cost, effective as of January 1, 1998, shall not be subtracted from the Base Price prior to making Quarterly Adjustments nor separately added to the Adjustable Portion of the Base Price to compute the Base Price after January 1, 1998, and the separate Compliance Cost, effective as of January 2, 1998, shall be reset to zero.

     (ix) The Base Price effective as of January 1, 2001, as adjusted in accordance with the foregoing, shall be subject to further adjustment in the same manner as set forth in section 2.02(b) (viii), above, using the percentage increase or decrease in the weighted average price of coal in Eligible Transactions occurring in the 12 month period ending June 30, 1997, compared with the weighted average price in transactions occurring in the 12 month period ending June 30, 2000, as applied to the price effective as of January 1, 1998. After January 1, 2001, the Compliance Cost, effective as of January 1, 2001, shall be included in the Adjustable Portion of the Base Price and accordingly, the Compliance Cost, effective as of January 1, 2001, shall not be subtracted from the Base Price prior to making Quarterly Adjustments nor separately added to the Adjustable Portion of the Base Price to compute the Base Price after January 1, 2001, and the separate Compliance Cost, effective as of January 2, 2001, shall be reset to zero.

     (c)  In all calculations made in accordance with section
     2.02(b), each number shall be rounded to three decimal places prior to further addition, subtraction, multiplication or division.

2.03 CALCULATION AND ADJUSTMENT OF THE REFUSE COAL BASE PRICE.
     (a) The refuse coal base price ("Refuse Coal Base Price") shall initially be $18.00 per ton, effective January 2, 1995, and shall be such price as successively adjusted thereafter in accordance with Section 2.02(b) as if the Refuse Coal Base Price were the Base Price referred to therein, except as follows:

     (i)  any increase in the Government Fees portion of the Base
     Price shall consist of only such fees imposed with respect to Seller's production of coal from Seller's coal refuse pile.

     (ii) the MBB defined in Section 2.02(b)(viii) shall be calculated using the Refuse Coal Base Price rather than the Base Price;

     (b)  Not withstanding the foregoing, the Refuse Coal Base
     Price shall not exceed 68% of the Base Price.

2.04 BUYER'S AUDIT RIGHTS. Seller shall provide to Buyer such original documentation, or shall provide access to such original documentation, as Buyer may reasonably require to verify and audit Seller's costs used to calculate the Cost Index, Compliance Cost and Government Fees.


                          ARTICLE III
             SOURCES, SPECIFICATIONS AND SAMPLING

3.01 SOURCES OF COAL.
     (a)  Coal delivered hereunder shall be produced from either

          (i) Seller's mine known as Lucerne #6E, Seller's reserves known as Marshall Run or such other reserves within the Upper Kittanning and Freeport seams which Seller may from time to time propose and to which Buyer consents, (which for purposes of this section, Seller may rely on such consent as given by Penelec), such consent not to be unreasonably withheld or delayed, PROVIDED THAT, such other reserves are owned by or leased to, controlled by, and the coal produced therefrom is mined or contract mined by or for, Seller or affiliates of Seller, and PROVIDED FURTHER, that coal produced from such other reserves, in addition to meeting the coal specifications set forth herein, has size, washability and ash characteristics at least as favorable to Buyer as coal blends historically produced by Seller for Buyer using coal from Lucerne #6E and Seller's mines known as Lucerne #8 and Lucerne #9; or

          (ii) Seller's coal refuse pile located in Center
          Township, Indiana County and operated under PaDER
          Permit #32743710, (Refuse Coal), PROVIDED, THAT,

          x) all Refuse Coal shall be processed through Seller's cleaning plant prior to delivery to Buyer.

          y) no more than 70,000 clean tons of Refuse Coal shall be delivered in any calendar year.

          z) no more than 200,000 clean tons of Refuse Coal shall be delivered under this Agreement.

     (b) Seller shall use its best efforts to cause not less than 25% of the coal delivered hereunder, determined on a daily basis, on and after June 30, 1995 until the earlier of September 30, 2002 or the depletion of the Marshall Run reserve, to be coal produced from Seller's Marshall Run reserve.

3.02 COAL SPECIFICATIONS. Coal delivered hereunder shall meet the following specifications.

          Calorific Value    -    11,000 BTU/lb. minimum as
                                  received ("AR") on an annual
                                  weighted average basis ("AWA")

                                  10,000 BTU/lb. minimum AR on a
                                  daily weighted average basis
                                  ("DWA"), subject to a rolling
                                  five day average of not less
                                  than 10,500 BTU/lb.

          Moisture Content   -    6.0% maximum AR AWA
                             -    10.0% maximum AR DWA

          Sulfur Content     -    2.5% maximum AR AWA
                             -    2.75% maximum AR DWA

          Ash Content        -    24.0% maximum AR AWA
                             -    26.5% maximum AR DWA
          Initial Deformation-    2250o minimum
          in Reducing Atmosphere

          Volatile Matter    -    24% minimum AR AWA
                             -    24% minimum AR DWA

          Grindability       -    65 points minimum AR AWA
          (Hardgrove) for coal    65 points minimum AR DWA
          produced from Marshall
          Run, Lucerne #6E or Refuse Coal

     Grindability of coal from sources other than the Marshall Run reserves, Lucerne #6E or Refuse Coal shall be subject to agreement among the parties at such time as Seller proposes to deliver coal hereunder from such other sources. Seller shall not chemically treat coal delivered hereunder without the prior written consent of Buyer which may be withheld in its sole and absolute discretion.

3.03 SAMPLING AND ANALYSIS PROCEDURES.

     (a) (1) Coal delivered and accepted shall be weighed, sampled and analyzed by Buyer on receipt of same at the Station in accordance with Buyer's procedures and methods in effect at the time of delivery. Buyer may, from time to time, make changes to its procedures and methods for weighing, sampling and analyzing coal, provided that the procedures and methods, as changed, (i) with respect to sampling, are reasonably designed to produce samples which are an accurate representation of coal delivered (ii) with respect to analysis, are reasonably designed to accurately determine the quality of the coal delivered, and (iii) with respect to weighing, are reasonably designed to accurately determine the quantity of coal delivered. Weighing, sampling and analysis procedures and methods which conform with any applicable standards of the American Society of Testing and Materials ("ASTM") or the National Institute of Standards and Technology ("NIST") shall be conclusively deemed to meet the foregoing criteria.

          (2) The weight of coal originating from Seller's refuse pile shall be determined from a truck count as follows:

          (i) the gross weight of trucks transporting material from the refuse pile to Seller's processing facility shall be reduced by the tare weight of said trucks. Each truck shall be gross weighed and tare weighed on Seller's scales.

          (ii) the yield from the raw product will be determined by weekly washability tests, adjusted for the efficiency of Seller's processing facility. The yield, expressed as a percentage, will then be applied to the net weight of raw material calculated as provided above.
     (b) 1. Buyer's weighing, sampling and analysis procedures and methods shall be substantially similar to those in effect as of the date hereof which include, but are not limited to, the following: Automatic weighing and sampling devices are used to obtain the weight of coal delivered and a representative sample of each day's delivery is divided into three equal parts; Buyer's Sample, Seller's Sample and the Neutral Sample. The weight of coal delivered is the average reading from two (2) electronic belt conveyor scales

     ("Belt Scales") installed in series. In the event one (1) Belt Scale is out of service, the necessary weights are obtained from the one (1) "in-service" Belt Scale. Such weights and Seller's Samples are available to Seller and must be called for by Seller not less than once a week. Buyer determines daily the "as received" calorific value, and other properties mutually agreed upon, of coal delivered at Buyer's expense using Buyer's Sample.

          2. The (i) means of storing Seller's Samples and the Neutral Sample and (ii) length of time Neutral Sample shall be retained are determined by mutual agreement. In the event of a coal sampling equipment failure for a period exceeding 12 hours of any 24-hour sampling period, the average "as received" quality for the day is the monthly average "as received" quality.

     (c) Seller may request that the Neutral Sample be analyzed by an independent laboratory if, within ten (10) calendar days following receipt of the results of any of Buyer's analysis in writing:

          1. Seller notifies Buyer of the analysis to be challenged; and

          2. Seller provides Buyer with a copy of laboratory analysis conducted in accordance with all applicable ASTM standards of the relevant Seller's
               Sample indicating a variance from Buyer's analysis of the respective Buyer's Sample of:

               (i)      BTUs - more than (plus or minus) 100; or

               (ii)     Sulfur - More than (plus or minus) that
                        specified by ASTM D4239, Paragraph 18.4.1.2; or

               (iii)    Ash - More than (plus or minus) 1% absolute; or,

               (iv) Volatile Matter - More than (plus or minus) 1% absolute; or

               (v) Hardgrove Index - More than (plus or minus) 3 points.

     In addition, Seller shall promptly provide such further information regarding Seller's conclusion as to the quality of such coal as Buyer may reasonably request.

     Following Seller's request, Buyer shall forward the relevant Neutral Sample to an independent laboratory selected by Buyer. The independent laboratory analysis of the Neutral Sample totally replaces Buyer's analysis and shall be final, conclusive, and binding on the parties. The cost of the independent laboratory analysis shall be borne by Seller unless the independent laboratory analysis differs from Buyer's analysis for any of the parameters by more than the variance(s) set forth above.

                          ARTICLE IV
                      BILLING AND PAYMENT

4.01 BILLING AND PAYMENT PROCEDURES. (a) Buyer shall provide Seller the final amounts and analyses of coal delivered for any month, and Seller shall provide Buyer the final amounts of refuse coal delivered in any month, on or about the 5th day of the following month. Seller shall prepare and deliver to Buyer an invoice for coal delivered and accepted hereunder in each calendar month on or about the 10th day of the following month. The amount of the invoice shall be based on the amount of coal delivered, as determined by Buyer, the amount of refuse coal delivered, as determined by Seller, the appropriate price and on Buyer's analysis of coal delivered as provided by Buyer to Seller. Seller shall provide with the invoice all calculations supporting the invoice. Seller shall submit an invoice for 50% of the total invoice amount to each address set forth below:

          Fuels Management
          GPU Service Corporation ("GPUSC")
          1001 Broad Street
          Johnstown, PA  15907
          Attn:  Manager Fuels Technical Services

          Manager-Homer City Operations
          New York State Electric & Gas Corporation
          Power Plant Road
          R. R. #2, Box 2111
          Homer City, PA  15748

     Each such invoice shall cover all deliveries for the month and also include as a separate line item all amounts which become due in or with respect to such calendar month under the Existing CSA, if any.

     (b) Payment of said invoice(s) shall be made by Penelec and NYSEG on the 22nd day of the invoice month by wire transfer (or, on the 21st if the 22nd is a Saturday or on the 23rd if the 22nd is a Sunday or on the next business day if the 22nd is not a business day for Penelec or NYSEG), provided such invoice is not in dispute. Where invoices are in dispute only the undisputed portions shall be paid; the balance of the invoice(s) or the disputed portion(s) shall be paid subsequent to the resolution of the dispute. A dispute of payments shall not excuse performance by the Seller under this Agreement.

     (c) Invoices received by the Buyer after the 10th day of a calendar month (unless the 10th day is not a normal business day) may be paid with a day's delay in payment for each day's delay in the receipt of that invoice unless the delay is due to Buyer's failure to furnish necessary information.

     (d) To the extent an adjustment in an invoice is necessary because the independent laboratory's analysis provided for in this Agreement is used to determine the quality of coal delivered, such adjustment shall be made in the invoice and payment, as appropriate.

     (e) Each party retains the right to set off against payments due to the other party any amounts owed to such party by such other party.

     (f) Neither Penelec nor NYSEG shall have any liability, nor shall Seller have any claim against Penelec or NYSEG, arising out of the failure of NYSEG or Penelec, respectively, to pay any amount due hereunder for such other party's 50% share of such payments.


                           ARTICLE V
                 TERMINATION OF COAL DELIVERY

5.01 TERMINATION OF COAL DELIVERY. Seller shall have no obligation to deliver coal and Buyer shall have no obligation to accept coal upon the earlier of (i) the delivery and acceptance hereunder of a total of 16 million tons of coal, subject to the provisions of this Agreement regarding adjustments to the amount of coal to be delivered hereunder, less the amount of coal delivered under the Existing CSA after December 16, 1993, and (ii) the effective date of a termination of Seller's obligation to deliver coal or of Buyer's obligation to accept coal pursuant to Section 5.02, Article XIV or Article XV, (the "Delivery Termination Date").

5.02 ECONOMIC HARDSHIP. (a) In the event Seller sustains a material net loss for any calendar year attributable solely to operations undertaken to perform its obligations hereunder, determined in accordance with generally accepted accounting principles and certified by an independent public accounting firm of national standing, and Seller reasonably expects to sustain such a material net loss in the following calendar year, Seller may terminate its obligations hereunder to deliver coal to Buyer by giving written notice thereof to Buyer not later than March 31 of such following year. Subject to verification, at Buyer's option, of Seller's material net loss and expected net loss by an independent public accounting firm selected by Buyer, which firm may be the firm regularly retained by Buyer to audit its financial statements, and receipt by Buyer of the security or guarantee required under paragraph 11(b) of Amendment No. 5, dated the date hereof, to the Existing Coal Sales Agreement, Seller's obligation hereunder to deliver coal shall thereafter terminate on the date specified in such notice, which shall not be earlier than 12 months from the date such notice is given.

     (b) In the event that the following conditions are satisfied and the satisfaction of such conditions is verified by an independent accounting firm of national standing selected by Seller, which firm may be the firm regularly retained by Seller to audit its financial statements, Buyer may terminate its obligation to purchase and accept delivery of coal hereunder on not less than one year's notice; provided, however, that such notice may not be given prior to July 1, 1998;

          (i) Buyer reduces the output of electric energy generated by Units 1 and 2 of the Station for an extended period, and such reduction is projected to continue, because the cost of generating such electric energy is higher than the cost of obtaining electric energy from other sources available to Buyer; and

          (ii) the differential between the cost of generating electric energy at the Station and obtaining electric energy from other sources is attributable to the cost of coal provided by Seller hereunder; and

          (iii) such reduction in output of the Station has and is reasonably expected to have a material adverse financial impact on Buyer.


                          ARTICLE VI
                     OPERATING PROCEDURES

6.01 RECEIVING SITE; TITLE TO AND RISK OF LOSS OF COAL. All coal delivered hereunder shall be delivered by Seller to Buyer's conveyor located near the old Lucerne #6 mine. Title to, and risk of loss of, coal delivered hereunder shall pass from Seller to Buyer upon the passage of such coal over Buyer's Belt Scales installed on Buyer's conveyor system.

6.02 MEETINGS. Seller's representatives shall meet with Buyer's representatives at such times and at such places as may be mutually agreed upon to discuss Seller's mining and coal delivery plans and schedules and Buyer's coal acceptance, coal cleaning and Station operation plans and schedules. As of the date hereof, the parties agree that such meetings shall be held once weekly and shall continue on that schedule unless and until the parties agree on a different schedule. In order for Buyer to determine the impact of Seller's deliveries on Buyer's sulfur compliance, Seller's representatives shall provide to Buyer its plans for the week which shall describe the sources and locations from which coal will be mined which will be delivered in the following week and the quantities of coal which will be mined from each such source and location.

6.03 SCALE TESTING.

     (a) Buyer shall calibrate Belt Scales monthly following the manufacturer's electronic calibration procedure and provide the results thereof to Seller. In addition, Buyer shall test the Belt Scales at least once per year in accordance with Section 2.21 of NIST Handbook 44, 1994 Edition and shall permit Seller to observe such tests.

     (b) Seller shall cooperate with Buyer in Buyer's periodic testing of the Belt Scales used to determine the quantity of coal delivered hereunder. Such cooperation shall include, but not be limited to, (i) assuring that sufficient coal has been delivered and is stored at the Receiving Site to conduct such testing and calibration when scheduled, (ii) assuring that an area of sufficient size and in the proper location has been cleared to permit loading and weighing of Buyer's trucks and unloading of weighed coal into Buyer's receiving facilities, and (iii) providing personnel to operate the machinery at Seller's stockpile located near the old Lucerne #6 mine as may be required to conduct such testing. The foregoing services to be provided in connection with Belt Scale testing shall be provided by Seller to Buyer at no cost to Buyer once per calendar year. Seller acknowledges that such testing and calibration is and may continue to be conducted on Saturdays and at other times when Seller would not ordinarily be delivering coal.

6.04 SITE OPERATIONS. Seller shall conduct its mining operations so as not to unduly interfere with Buyer's operation of the Station and its related facilities. Specifically, but without limitation, Seller shall use reasonable efforts to minimize coal dust emissions from its operations and to prevent interference with Buyer's environmental monitoring systems by coal dust emissions from Seller's mining operations.

6.05 SULFUR AND WASHABILITY PROJECTIONS. In order to determine the impact on Buyer's sulfur compliance:

          (a) Seller shall provide to Buyer written projections ("Projections") of the raw sulfur content and washability characteristics of the coal to be delivered hereunder, the reserves and the locations within such reserves where Seller expects to mine such coal and the time periods during which Seller expects to mine coal at each such location. The Projections shall be updated quarterly and shall cover the six month period following each such update. The first Projection shall be delivered to Buyer not later than April 1, 1995.

          (b) Seller shall use reasonable efforts to conform the locations where Seller mines coal and the time periods when coal is mined at such locations to the Projections.

          (c) Seller shall cooperate with Buyer and shall take such actions as Buyer may reasonably request for the purpose of causing the coal delivered hereunder to have such raw sulfur content and washability characteristics as will assist Buyer in operating the Station and its related coal cleaning plant as efficiently as possible and in accordance with applicable state and Federal laws, rules and regulations regarding the emission of sulfur oxides, PROVIDED, HOWEVER, that Seller shall have no obligation to so cooperate or take such actions to the extent that doing so would increase Seller's mining costs.

          (d) Seller shall provide prompt notice to Buyer of each circumstance and the occurrence of each and every event which causes, or which Seller reasonably expects will cause, Seller to be unable to deliver coal from Seller's Marshall Run reserves or sources of coal approved by Buyer under
     Section 3.01(a) hereof.

          (e) Seller shall provide to Buyer all data now held by Seller and its affiliates regarding the raw sulfur content and washability characteristics of the coal to be mined and delivered hereunder, and, at no cost to Buyer, shall take and analyze such samples, and provide the results thereof to Buyer, as Buyer may reasonably request to allow Buyer to estimate such raw sulfur content and washability characteristics, such requests to be expressly authorized by Buyer's representative designated in Paragraph 24.02.


                          ARTICLE VII
                         FORCE MAJEURE

7.01 APPLICATION OF FORCE MAJEURE. Neither Seller nor Buyer shall be liable for failure, in whole or in part, to perform their obligations under this Agreement if and to the extent that their performance, or operation of the Station, is prevented by an unforeseeable event beyond their reasonable control, or by strike, fire, riot, war, acts of God, acts of Government, mine or Station outage due to accident, or requisition for national defense (collectively, "Force Majeure").

7.02 NOTIFICATION OF FORCE MAJEURE. The party claiming Force Majeure shall promptly notify and provide a written detailed explanation to the other party of the cause, nature and extent and anticipated duration of each Force Majeure, which shall thereafter suspend such party's obligations of performance hereunder to the extent of the Force Majeure condition and only during the period of actual Force Majeure condition. No Seller's Force Majeure condition shall prevent Seller from making deliveries of coal from other approved sources not affected by Force Majeure. The parties reserve the right to physically inspect and audit all causes and events necessitating a Force Majeure declaration. The party declaring a Force Majeure shall make all reasonable efforts to cure the same as promptly as practicable. However, nothing herein shall require a party to settle any dispute or compromise any claim or regulatory matter.

7.03 ON-GOING GOVERNMENT ACTION. In the event that either party invokes acts of government as a basis of FORCE MAJEURE and it appears that the condition will be on-going causing a restriction on either the mining or utilization of coal to be delivered hereunder, Buyer and Seller shall meet to discuss what if any steps might be taken to relieve the FORCE MAJEURE and the allocation of costs to accomplish same. If the parties are unable to agree within a reasonable period of time on a course of action, for whatever reason, this agreement shall terminate without further obligation of either party. In no event shall an act of government constitute a Force Majeure if Seller's cost of responding thereto is included in the Government Fees or Compliance Cost portions of the Base Price or Refuse Coal Base Price, as provided in Article II hereof, nor shall this Article VII be construed to limit the applicability of, or the obligations of the parties pursuant to, the provisions of Article II hereof regarding Compliance Cost and Government Fees.

7.04 MAKE UP OF DEFICIENCY DUE TO FORCE MAJEURE. Any deficiencies in deliveries of coal due to a suspension of deliveries resulting from a condition of Force Majeure, which suspension shall not have exceeded twenty (20) consecutive calendar days, shall be made up on such schedule as the parties may agree and at the Base Price or Refuse Coal Base Price prevailing at the time of delivery and adjusted in accordance with Paragraphs 2.01, 2.02 and 2.03 hereof. If the suspension exceeds said twenty (20) days, then the make-up shall be on such terms as the parties may, but are not obligated to, agree upon, PROVIDED, HOWEVER, that if the condition of Force Majeure was claimed by the Buyer due to the inability to accept delivery of coal, and Seller is willing and able to make up all or part of the deficiencies in delivery, Buyer agrees to accept such make-up deliveries in volume no less than ratably with other term contract deliveries and to suspend spot purchases of coal during said period of make-up. For purposes hereof, "term contract" shall mean an enforceable contract having a term of not less than one (1) year. Any coal delivery not made up under this provision shall be deducted from the amount required under paragraph 1.02.


                         ARTICLE VIII
                 COMPLIANCE WITH LAWS, PERMITS

8.01 SELLER'S COMPLIANCE. All action taken by Seller to perform, or in connection with the performance of, this Agreement shall comply with all applicable federal, state, and local laws, rules, regulations, and orders (collectively, "Applicable Laws"), including without limitation all laws, rules, regulations, and orders applicable with respect to workers' compensation, occupational disease, withholding and payment of social security and federal income taxes, health and safety, and environmental protection.

8.02 SELLER TO SECURE PERMITS. Seller shall procure all permits and licenses required under Applicable Laws in connection with Seller's performance of this Agreement.


                          ARTICLE IX
              TRUCKS AND TRUCK WEIGHT LIMITATIONS

9.01 TARPING AND WEIGHTS. Seller shall ensure that trucks delivering coal under this Agreement are "tarped," and conform to the State gross weight restrictions and any other applicable State and local rules and regulations.

                           ARTICLE X
                        INDEMNIFICATION

10.01 SELLER'S INDEMNIFICATION. Seller assumes the risk of, and shall indemnify and save harmless Buyer and its officers, directors, employees, representatives, associates, agents, successors, and assigns ("Seller Indemnified Parties") against, all claims and actions, losses, costs, fines, penalties and damages to property or to the environment and/or injury, sickness, or disease to persons (including death) (collectively, "Liabilities") arising out of, resulting from, or based upon the acts or omissions of Seller or anyone acting under its direction or control or in its behalf in connection with the performance of, arising out of or incidental to this Agreement, and all expenses (including reasonable legal and investigation fees) incidental thereto. The foregoing indemnity shall apply to all claims against Seller Indemnified Parties, whether or not said indemnified party was or is alleged to have been negligent, including claims for (i) personal injuries (including death) by any person made or threatened by, in the name, or on behalf of, Seller's employees based on said indemnified party's negligence, including claims for personal injuries arising in the course of their employment; Seller hereby waiving any defense it might otherwise have under applicable worker's compensation laws; (ii) loss of or damage to any and all property, including pollution or contamination of the environment (including liability under the Comprehensive Environmental Response, Compensation and Liability Act and similar state laws); and (iii) damages based on violations or alleged violations of applicable federal, state or local laws, breaches of any representation, warranty or promise by Seller, its agents, assignees and anyone directly or indirectly employed by any of them in connection with the performance of this Agreement; but Seller Indemnified Party shall be responsible for the percentage of any Liability (including proportionate defense costs paid by Seller) determined in a binding proceeding or adjudication (whether or not liability is admitted) to be based upon acts or omissions of the Seller Indemnified Party or anyone acting under its direction or control or in its behalf.

      Nothing herein is intended to, or shall be construed as, a waiver by either party of any defense, except worker's compensation; claim; or right of subrogation to the extent of the other Party's liability, that it may have against the other Party whether or not arising in connection with a claim under this section.

10.02 NOTICE OF CLAIMS. If any claim is made by a person that would give rise to a right of indemnification under this Agreement, the Seller Indemnified Party shall promptly give notice thereof to Seller and permit it to assume the defense of any such claim or any litigation resulting therefore, which it shall diligently discharge. Counsel to conduct the defense of such claim or litigation will be chosen by Seller (limited by any rights of selection reserved by an insurer, if applicable) subject to approval by the Seller Indemnified Party, whose approval will not be unreasonably withheld (and will also be subject to any right of selection by an insurer if one is involved). The Seller Indemnified Party may participate in such defense at its own expense. Neither party will consent to entry of any judgment or enter into any settlement without the written consent of the other party, which consent will not be unreasonably withheld. The Parties will cooperate fully with each other and make available all pertinent information and personnel under the Party's control.

10.03 LIMITATION OF INDEMNIFICATION. Notwithstanding the foregoing:

      Seller's obligation to indemnify the Seller Indemnified Parties against Liabilities arising out of acts which are determined in a binding proceeding or adjudication, to be intentional by persons acting under Seller's direction or control or in its behalf shall extend only to Liabilities arising out of such intentional acts which occur on property owned by, or which is under the control of, Seller including but not limited to a truck dump facility on Buyer's property or which occur in connection with the performance of this Agreement.

10.04 SURVIVAL OF INDEMNIFICATION. The foregoing obligations of this provision shall survive termination or expiration of this Agreement.


                          ARTICLE XI
                   ASSIGNMENT/SUBCONTRACTING

11.01 SELLER NOT TO ASSIGN. Neither this Agreement nor any interest herein nor claims hereunder nor the performance of any obligation hereunder shall be assigned, subcontracted, delegated or transferred by Seller unless authorized in writing by Buyer, but Seller may assign this Agreement as security for Seller's obligations in connection with Seller's financing arrangements but any such assignment shall not be effective as to Buyer until receipt by Buyer in writing of assurances, reasonably satisfactory to Buyer, that Buyer will have no liability associated with said assignment other than the performance of Buyer's obligations under this Agreement. The document so assigning this Agreement shall be provided to Buyer promptly upon its execution. Buyer's obligations hereunder shall not be enlarged in any way, nor shall its rights hereunder be limited or restricted, as a result of such assignment.

11.02 BUYER MAY ASSIGN. Either Penelec or NYSEG, upon at least 60 days written notice to the Seller, may transfer all of its rights and obligations under this agreement to a company that will on the effective date of such transfer succeed to all of that buyer's right, title and interest in the Homer City Generating Station.

                          ARTICLE XII
                    RELEASE OF INFORMATION

12.01 NO DISSEMINATION OF INFORMATION. Except as provided in Paragraph 12.02 below, information, data, photographs, sketches, advertising, etc. related to Buyer's operations involving the delivery, stockpiling, or burning of coal furnished under this Agreement, which the Seller desires to release or publish, that is not normally available to the public, shall be submitted to Buyer for approval eight weeks prior to the desired release date. As part of the approval request, the Seller shall identify the specific media to be used as well as other pertinent details on the proposed release. All releases, regardless of tier of supplier, must have the prior approval of Buyer, which Buyer may withhold at its sole discretion. The Seller shall include all provisions of this article including this sentence in all subcontracts, if any, under this Agreement.

12.02 REQUIRED DISSEMINATION. Nothing herein shall prohibit Seller's release or publication of information or data which, in its sole judgment, is necessary for compliance with any governmental law, regulation or order, or in connection with Seller's financing.

12.03 IMPLICATION OF ENDORSEMENT PROHIBITED. Seller shall not use information, data, photographs, sketches, advertising, etc. in such a way that would suggest an endorsement by Buyer of any third party or such third party's products and services.


                         ARTICLE XIII
            FEDERAL ACQUISITION REGULATION CLAUSES

13.01 APPLICATION OF CERTAIN REGULATIONS. Based upon the aggregate price of coal to be delivered under this Agreement, the Federal Acquisition Regulation ("FAR"), 48
      Code of Federal Regulations Chapter 1, may make applicable one or more of the following clauses:

          (1)  Clean Air and Water;

          (2)  Contract Work Hours and Safety Standards Act-
               Overtime Compensation;

          (3)  Equal Opportunity;

          (4)  Affirmative Action for Special Disabled and
               Vietnam Era Veterans;

          (5)  Affirmative Action for Handicapped Workers;

          (6)  Utilization of Small Business Concerns and Small
               Disadvantaged Business Concerns, and Small
               Business and Small Disadvantaged Business
               Subcontracting Plan.

13.02 INCLUSION IN SUBCONTRACTS. To the extent any such clause is applicable, Seller shall comply with the requirements of such clause, and, to the extent required by the FAR, shall include the terms or substance of such clause in its subcontracts.

13.03 CONFLICE BETWEEN PROVISIONS. In case of a conflict between the provisions of this article and the balance of this Agreement, the provisions of this article shall prevail.


                          ARTICLE XIV
                  TERMINATION FOR CONVENIENCE

14.01 BUYER'S RIGHT TO TERMINATE.  After December 31, 1996,
      Buyer's obligation to purchase coal hereunder may be terminated by the Buyer for its own convenience in accordance with this article.

14.02 EFFECTIVE DATE. Termination hereunder shall be effected by a written 9 month notice to Seller of termination.
      Such notice shall specify the date upon which such termination becomes effective.

14.03 EFFECT OF TERMINATION. After receipt of a notice of termination and except as otherwise directed by the Buyer, the Seller shall:

          (i) cease delivering coal on the date specified in the notice of termination; and

          (ii) except as necessary to continue delivering coal prior to the effective date of termination, place no further orders or issue additional subcontracts and minimize incurrence of new liabilities or obligations.

14.04  SELLER'S TERMINATION CLAIM.
      (a) Buyer shall pay to Seller an amount equal to Seller's Termination Claim, as defined and calculated as set forth below, subsequent to a termination for convenience of Buyer's obligation to purchase coal hereunder.

      (b) Seller's Termination Claim shall be equal to the sum of the following:

          (i) the difference between net book value and net realizable value of Seller's assets used solely in the performance of this Agreement. The calculation of net realizable value shall be based on the assumption of Discontinued Operations, as defined in GAAP, that is, Seller's operations would be discontinued and its assets used solely in the performance of this Agreement would be liquidated and disposed of within six months of the Termination Date whether or not it is Seller's intent on the Termination Date to actually discontinue operations. Such estimate of realizable value shall be based on independent appraisals where appropriate (i.e., the value of property, plant, and equipment). For purposes hereof, "assets" shall include, but not be limited to, coal inventories and supply inventories, prepaid expenses and other current assets, tax receivables and deferred tax assets, noncurrent receivables, miscellaneous other assets, and property plant and equipment. Seller agrees to revise its estimate of the difference between book and net realizable value 12 months after the Termination Date, adjusting such difference upward or downward, as appropriate, in accordance with actual experience subsequent to the Termination Date;

          (ii) an amount necessary to fully fund all unrecorded liabilities of Seller arising out of or in connection with Seller's performance of this Agreement including, but not limited to, any increase in recorded liabilities arising from the exercise of Buyer's rights under this article, including, but not limited to, black lung benefits, workers' compensation, mine closing, OPEB, any liabilities resulting from early termination of equipment leases and other contracts, and other liabilities. The recognition of liabilities hereunder shall be based on the assumption of Discontinued Operations. Calculations of the amounts of such liabilities shall use methods currently employed by Seller, adjusted, however, for any increase required due to the exercise of Buyer's rights under this article. Seller agrees to revise its estimate of the amount necessary to fully fund all unrecorded liabilities 12 months after the Termination Date, adjusting such amount upward or downward, as appropriate, in accordance with actual experience subsequent to the Termination Date, PROVISED, HOWEVER, Seller shall not be required to secure or utilize new actuarial studies in making any such adjustment.

          (iii) all payments due the Seller under the Existing
               Coal Sales Agreement and amounts due under this Agreement for coal delivered prior to the Termination Date; and

          (iv) an amount equal to the lesser of $7.2 million or $1 per ton multiplied by the remaining tonnage to be delivered under this Agreement. For purposes hereof, the remaining tonnage shall mean, as of the Termination Date, 16 million tons, subject to the provisions of this Agreement regarding adjustments to the amount of coal to be delivered hereunder, exclusive of the adjustment resulting from termination under this Article, minus the total tonnage sold to Buyer since December 16, 1993.

      (c) Seller shall submit to Buyer an estimate of the total amount of Seller's Termination Claim not later than thirty (30) days prior to the Delivery Termination Date and a final calculation not later that 90 days following the Delivery Termination Date. Seller shall also provide along with said final calculation an auditor's report on the calculation prepared by an independent accounting firm of national standing selected by Seller, which firm may be the firm regularly retained by Seller to audit its financial statements. Payment of 75% of the invoice for such final calculation shall be due within thirty (30) days, with any additional amount due upon completion of any audit, as provided below, but not later than ninety
      (90) days after said submission.

      (d) Buyer may, at it's option, retain an independent accounting firm of national standing to examine the final calculation and the related books and records of Seller. In the event that the final calculation includes adjustments resulting in a write-down of income tax assets, such firm may inspect records relating to the consolidated tax return in which Seller is included, PROVIDED, HOWEVER, that all information disclosed or discovered in the course of said audit shall be treated as confidential by said accounting firm and by Buyer and no information not specifically relevant to the scope of the audit authorized by this paragraph shall be disclosed by said accounting firm to Buyer. Subject to the foregoing, internal auditors of the Buyer may accompany such independent accounting firm's representatives during their examination of Seller's books and records only. An appropriate confidentiality agreement executed by said accounting firm and Buyer incorporating this provision shall be a condition to Buyer's exercise of its rights hereunder.

      If the independent accounting firms of Seller and Buyer are unable to resolve differences between them regarding the final calculation, and if Seller and Buyer are not able to resolve such differences, then Buyer and Seller shall choose an independent third firm of national standing to whom the disputed items shall be referred for resolution. The resolution of said third firm shall be final and binding on the parties for purposes hereof. Buyer and Seller shall share equally the charges on said third firm.

      (e) Other than payment of Seller's Termination Claim and other amounts due hereunder for coal delivered prior to the Termination Date, Buyer shall have no obligation to make any payment of its obligation to purchase coal hereunder pursuant to this article.

                          ARTICLE XV
                    TERMINATION FOR DEFAULT

15.01 CONDITIONS FOR TERMINATION FOR DEFAULT. In addition to Buyer's rights to terminate this Agreement for convenience pursuant to Article XIV hereof, either Party may terminate this Agreement for default, in whole, or from time to time in part, by reasonable written notice to the other party in the event of the occurrence of one or more of the following events which shall constitute a material breach of the Agreement:

          (i) The other Party becomes insolvent or makes a general assignment for the benefit of creditors, or if a petition for protection from creditors if filed by or against such Party under any bankruptcy law and is not dismissed within 90 days.

          (ii) The other Party consistently or intentionally fails to comply with any covenant contained herein, after notice from the other party, PROVIDED, HOWEVER, that regulatory or statutory violations which are abated within the time and manner required by law shall not be deemed for purposes hereof to be consistent or intentional violations of covenants herein.

          (iii) The other Party fails to perform its obligations with respect to the delivery or acceptance of coal as provided herein, and fails, after notice and a reasonable period for compliance, to cure such failure and provide adequate assurance of full performance of its obligations.

          (iv) The other Party fails to perform any other material obligation as expressly addressed elsewhere in this Agreement.

15.02 DAMAGES. In the event of such termination, the non-defaulting party shall be entitled to such damages as are provided by law.

15.03 NO LIMITATION ON BUYER'S RIGHTS. Buyer's right to terminate this Agreement in accordance with this article applies to all deliveries, whether or not they are in separate lots, whether or not the breach substantially impairs the value of any installment or substantially impairs the value of the whole agreement, and regardless of location or passing of title with respect to any single delivery.

15.04 CONSIDERATION OF "CURE" DEFAULT. Before taking the termination action, either Party may in its sole discretion review the other Party's performance to date, ascertain the facts regarding the reason for termination, and review any actions proposed by the other Party to "cure" existing problems before taking the termination action.

15.05 PAYMENTS REDUCED BY DAMAGES. In the event of such termination, no compensation shall be due the Seller except for unpaid amounts for coal already delivered and accepted hereunder prior to termination, provided that such compensation shall be reduced by the amount of damages the Buyer has or will incur as a result of such default. Whether or not the Seller's right to proceed with deliveries is terminated, it and its sureties, if any, shall be liable for any damage, losses or injuries incurred by Buyer.



                          ARTICLE XVI
                  INTERPRETATION OF LANGUAGE

16.01 RULES OF INTERPRETATION. Whenever appropriate in the context of this Agreement, the singular shall include the plural and the plural shall include the singular. The use of any gender shall be applicable to all genders.


                         ARTICLE XVII
                       WAIVER OR RIGHTS

17.01 WAIVER NOT IMPLIED FOR SUBSEQUENT OCCURRENCES. A determination by either Party at any time not to require performance by the other Party of any provision hereof shall in no way affect the right of either Party thereafter to enforce the same. Nor shall the waiver by either Party of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

                         ARTICLE XVIII
               CONFLICT OF INTEREST - GRATUITIES

18.01 PARTIES TO RESPECT OTHER'S INDEPENDENCE. The parties value the business relationship between them and recognize that it is based on sound ethical, commercial and business considerations. In order to respect and preserve the integrity of that relationship and the provisions of this Agreement, Seller and Buyer covenant not to use, in any way, the relationship created by this Agreement to attempt to influence the other or any representative of the other with respect to any matters respecting the conduct of its business or the performance of its obligations under this Agreement, except as specifically set forth in this Agreement.

18.02 NO GRATUITIES ALLOWED. Furthermore, it is expressly acknowledged that employees, agents, representatives, or associates of Buyer or affiliates of Buyer who are in a position to influence fuel procurement decisions are prohibited from having any direct or indirect ties or affiliations with Seller. Buyer and its affiliates prohibit their employees, agents, representatives, or associates from using their position for personal or financial gain or from accepting any personal advantage from anyone under circumstances which might reasonably be interpreted as an attempt to influence the recipient in the conduct of their duties.

18.03 SELLER' COVENANT. Seller represents, warrants and covenants that neither it nor any person acting on its behalf, will offer or extend, directly or indirectly, any gratuity, benefit, special favor, or anything of value (except items of nominal value normally considered advertising). Any breach of this warranty and covenant, which is agreed to be an essential requirement of this Agreement, shall be a material breach of this Agreement. Seller shall include the terms of this representation and warranty in all subcontracts, and a breach thereof by any subcontractor shall be deemed a material breach of the subcontractors warranty and covenant to Seller.


                          ARTICLE XIX
                      CUMULATIVE REMEDIES

19.01 RIGHTS ARE CUMULATIVE. The rights and remedies of the parties provided in this Agreement are cumulative and are in addition to any other rights and remedies provided by law, equity, or otherwise.


                          ARTICLE XX
                         GOVERNING LAW

20.01 PENNSYLVANIA LAW GOVERNS. This Agreement and the interpretation and enforcement hereof shall be governed in all respects by the laws of the Commonwealth of Pennsylvania without giving effect to the conflict of law principles thereof.

                          ARTICLE XXI
                         SEVERABILITY

21.01 PROVISIONS INDEPENDENT/EXCEPTION. If any part, term, or provision of this Agreement is held by the courts to be illegal or in conflict with any law of the Commonwealth of Pennsylvania, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the contract did not contain the particular part, term, or provision held to be invalid, unless the offending provision is of the essence of the contract.

                         ARTICLE XXII
                           DISPUTES

22.01 CLAIMS IN WRITING. Any claim or dispute which either party may have against the other arising out of this Agreement shall be promptly presented by the claimant in writing to the other party. The claim or dispute shall contain a concise statement of the question or dispute, together with relevant facts and data to fully support the claim.

22.02 USE OF ADR. In the event of any such claim or dispute the parties shall use their best efforts to resolve the claim or dispute, initially, through good faith negotiations or upon the failure of such negotiations, through Alternative Dispute Resolution (ADR) in accordance with the Model Procedure for Mediation of Business Disputes as published by the Center for Public Resources; provided, however, that nothing therein contained shall prohibit either party from terminating its participation in ADR during any stage of ADR and from proceeding in accordance with paragraph
      22.03 hereof if either party believes that the dispute is not suitable for ADR techniques or if such techniques do not produce results satisfactory to the party. If the parties mutually agree to submit their dispute to arbitration, they shall be bound by the results thereof subject to any right of appeal provided by law.

22.03 JUDICIAL PROCEEDINGS. If any claim or dispute arising hereunder is not resolved in accordance with paragraph
      22.02 above either party may, upon giving the other party at least ten (10) days prior written notice, initiate litigation to submit such claims or disputes for decision by a court of competent jurisdiction of the Commonwealth of Pennsylvania.


                         ARTICLE XXIII
                      NON-COMPLIANT COAL

23.01 SELLER'S ACKNOWLEDGMENT. Seller acknowledges that strict compliance with the coal quality specifications set forth herein is material to this Agreement. Failure to meet any of the specifications and requirements of this Agreement may: (i) result in violation of Federal and State environmental laws, orders and rules or regulations, (ii) cause damage to station equipment and/or injury or death to Buyer, its agents, employees, contractors and others, and/or (iii) cause reduced efficiency of Buyer's generation of electric power.

23.02 FAILURE TO COMPLY WITH COAL SPECIFICATIONS. Failure to consistently comply with the coal quality specifications set forth in this Agreement constitutes a material breach of this Agreement and Buyer, in addition to any other right or remedy available to it, at law or in equity, may at its sole option:

          (1) Suspend future deliveries until the Seller has provided an explanation for the non-compliance and provided adequate assurances to Buyer's satisfaction that actions have been taken to correct the cause of the noncompliance;

          (2) Withhold payment for all or any portion of the non-compliant coal;

          (3) Require Seller to remove, at its expense, any non-compliant coal from Buyer's premises, or alternatively arrange for such removal at Seller's expense.

23.03 SUSPENSION OF DELIVERIES. Buyer's right to suspend deliveries of non-compliant coal applies to all deliveries, whether or not they are in separate lots, whether or not the noncompliance substantially impairs the value of any installment or whether or not the non-compliance with respect to one or more installments substantially impairs the value of the whole agreement and regardless of location or passing of title to the non-compliant coal.

23.04 NO MAKE-UP. Coal not accepted from the Seller during any period of suspension under this Article shall not be made up at any subsequent time unless Buyer, at its sole discretion, within sixty (60) days after such period of suspension, requires that Seller make up the tonnage pursuant to the terms of this Agreement.

23.05 DISCLAIMER OF SELLER'S WARRANTIES. Except as expressly set forth herein, Seller makes no other warranties and expressly disclaims any other warranty, of any kind, including those of merchantability and fitness, there being no warranties which extend beyond those expressly set forth herein.


                         ARTICLE XXIV
                    AMENDMENTS AND NOTICES

24.01 AMENDMENTS TO BE IN WRITING. No changes or amendments to this Agreement are authorized unless made by a person authorized by this Agreement to bind Buyer and Seller and substantiated by a formal written Amendment.

24.02 AUTHORIZED PERSONNEL. Persons authorized to make changes or amendments to this Agreement for the parties are as follows:

      BUYER

      1.  Vice President - Materials & Services, GPU Service
                           Corp.
          Director - Fuels Management, GPU Service Corporation
          Manager - Fuels Technical Services, GPU Service
                    Corporation

      2.  Vice President - Fuel Supply & Operations Services,
                           NYSEG
          Manager - Fuel Supply, NYSEG

      SELLER

      President - Helvetia Coal Company
      Vice President, Helvetia Coal Company
      Assistant Treasurer - Helvetia Coal Company

24.03 NOTICES. All notices, unless otherwise provided, shall be in writing and delivered in person or by certified mail to the respective parties. Notices shall be forwarded to:

      BUYER

      1.  Manager - Fuels Technical Services
          GPU Service Corporation
          1001 Broad Street
          Johnstown, PA  15907

      2.  Manager Fuel Supply
          New York State Electric & Gas Corporation
          Corporate Drive
          Kirkwood Industrial Park
          P. O. Box 5224
          Binghamton, NY  13902-5224

      SELLER

      President - Helvetia Coal Company
      655 Church Street
      Indiana, PA  15701



      COPY TO:

      Assistant Treasurer - Helvetia Coal Company
      655 Church Street
      Indiana, PA  15701


                          ARTICLE XXV
                   ABANDONMENT OF STRUCTURES

25.01 SELLER'S TRUCK DUMP FACILITY. Seller maintains a truck dump and other facilities on a parcel of surface land in Center Township, Indiana County. This is located on Buyer's property. In consideration of the mutual promises set forth in the Agreement, Buyer agrees not to interfere with Seller's occupancy of said parcel during this Agreement, unless there is a material and adverse effect on Buyer's operations, and Seller agrees to defend, indemnify and save Buyer harmless from and against any and all claims, demands, suits, liabilities and judgments asserted against Buyer or either of them arising out of or related to Seller's occupancy or use of the parcel.

25.02 SELLER'S INSURANCE. Seller maintains, and will continue to maintain during the term of this Agreement, comprehensive general and contractual liability and comprehensive automobile liability insurance with a reputable carrier with limits of at least $1,000,000 combined single limit per occurrence or claim covering its operations conducted on property owned by Buyers and said insurance shall name Buyers as Additional Insureds, with respect to Seller's operations conducted on such premises.

25.03 BUYER'S RIGHT TO ACQUIRE STRUCTURES. In the event that Seller should determine, in its sole discretion, at any time to abandon the use of and to demolish any structures owned by it and erected on property owned by Buyer, Seller shall so notify Buyer and Buyer shall have the right, subject to any applicable regulatory and lender approvals and conditions, to acquire said structure from Seller at no cost to Buyer except such conveyance costs normally borne by a buyer in similar transactions.

25.04 WAIVER OF CERTAIN MINING RIGHTS. Effective upon the termination or expiration of Buyer's obligation to accept and purchase coal under this Agreement, Seller, on behalf of itself, its successors and assigns, hereby waives and agrees not to assert, or exercise, any right it may claim by virtue of its mining rights to the occupancy of the portion shaded in green of the surface of the tract depicted on Exhibit 2 hereto (the "Site"), and agrees to comply promptly with all applicable laws and regulations relating to the reclamation of facilities thereon not acquired by Buyers pursuant to Section 25.01 hereof and not required to be operated and maintained by Seller to meet Sellers obligation under applicable laws, regulations, rules and permits, after the termination or expiration of this Agreement, said reclamation to commence within 12 months of such expiration or termination and to be pursued diligently thereafter. This waiver does not include and Seller expressly reserves all other rights vested in Seller, by virtue of rights and waivers of damages, if any, set forth in its chain of title to the subjacent coal. The Seller shall also have the right to occupy the Site for purposes of maintaining permanent facilities such as treatment ponds, erosion and sedimentation control facilities, and other such facilities as are required to remain on the site to meet Seller's obligations under applicable laws, regulations, rules and permits.

25.05 NO SURRENDER OF RIGHTS. Both Seller and Buyer agree that the use of Buyer's surface area by Seller shall not be construed as a relinquishment, waiver or release by either party of any rights associated therein, except as set forth in the immediately preceding paragraph 25.02.

25.06 SURVIVAL OF OBLIGATIONS. The foregoing obligations of this provision, other than insurance, shall survive termination or expiration of this Agreement.

                         ARTICLE XXVI
                    LIMITATION OF LIABILITY

26.01 NO CONSEQUENTIAL OR SPECIAL DAMAGES/EXCEPTIONS. Except for claims arising out of injury to person or property proximately resulting from any breach of this Agreement or claims under Article X of this Agreement, neither Party shall be liable to the other for any special, indirect or consequential losses or damages arising from a breach of this Agreement including, without limitation, loss or profit, loss of operating time, loss of, use of, or reduction in the use of, their respective assets or increased expense of operation or maintenance or the suitability of said assets.


                         ARTICLE XXVII
                       MECHANIC'S LIENS

27.01 SELLER TO OBTAIN WAIVERS REGARDING BUYER'S PROPERTY. Seller shall obtain, for the benefit of Buyer, lien waivers from all contractors and their subcontractors and materialmen who provide labor, material and supplies to Seller for improvements located on Buyer's property. Seller shall indemnify, defend and hold Buyer harmless from and against any and all claims arising out of Seller's failure to pay for such labor, material and supplies. If any mechanic's or other lien is filed against property owned by Buyer arising out of improvements constructed for Seller, Seller shall cause such liens to be discharged or satisfied within 15 days after filing or Seller shall post a bond sufficient under applicable law to prevent the enforcement thereof against Buyer's property.


                        ARTICLE XXVIII
                           HEADINGS

28.01 EFFECT OF HEADINGS. The headings, captions, titles and subtitles to the articles and paragraphs throughout this Agreement are provided for convenience and reference only, and have no effect on the nature, extent, construction and meaning of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Coal Sales Agreement on the date first written above by the undersigned thereunto duly authorized.



                                  GPU SERVICE CORPORATION,
                                  ON BEHALF OF
                                  PENNSYLVANIA ELECTRIC COMPANY


                                  By: CARL BROOKS
                                  Name:  Carl Brooks
                                  Title: V.P. - Materials &
                                         Services


                                  NEW YORK STATE ELECTRIC & GAS
                                  CORPORATION


                                  By: JACK H. ROSKOZ
                                  Name:  Jack H. Roskoz
                                  Title: Sr. V.P.



                                  HELVETIA COAL COMPANY


                                  By: ROBERT D. ANDERSON
                                  Name:  Robert D. Anderson
                                  Title: President



                                  PENNSYLVANIA ELECTRIC COMPANY


                                  By: J. G. HERBEIN
                                  Name:  J. G. Herbein
                                  Title: V.P. Generation